Exhibit 5.1

Greenberg Traurig, LLP The Shard, Level 8 | 32 London Bridge Street London SE1 9SG, United Kingdom DX 332903 LONDON BRIDGE 10 T: +44 (0) 203 349 8700 | F: +44 (0) 207 900 3632

Akari Therapeutics, Plc

Highdown House

Yeoman Way

Worthing

West Sussex

BN99 3HH

31 May 2023

Dear Sirs,

1.	Background

1.1	We have acted as English legal advisers to Akari Therapeutics, Plc (the "Company"), a public company with limited liability (with registered number 5252842) under the laws of England and Wales in connection with the Registration Statement on Form S-8 (the "Registration Statement") as filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act 1933, as amended (the "Securities Act"), and the rules and regulations enacted thereunder (the "Rules"), on 31 May 2023 and which became immediately effective upon filing relating to the issue of up to an additional 706,916,793 ordinary shares of par value $0.0001 per share in the capital of the Company (the "New Shares"), that may be issued pursuant to the Company's 2014 Equity Incentive Plan (as amended and restated, the "Plan").

1.2	For the purpose of giving this opinion, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for the purposes of this opinion, being: (i) the Registration Statement; (ii) a copy of the Plan; (iii) a certificate addressed to us in connection with this opinion dated 31 May 2023 and signed by an officer of the Company (the "Officer's Certificate") and the documents attached to it; (iv) copies of the last registered articles of association of the Company (the "Articles"), the Company's certificate of incorporation and the Company's last registered certificate of incorporation on change of name; and (v) copies, attached to the Officer's Certificate, of resolutions dated 19 June 2014, 16 September 2015 and 30 June 2021 as filed at Companies House, and copies of the minutes of shareholders' meetings of the Company held on 30 June 2020, 30 June 2021 and 30 June 2022 approving, amongst other things, the Plan and the increase in the number of ordinary shares which the directors of the Company may issue (and grant rights to subscribe for) pursuant to the Plan (the "Shareholders' Resolutions").

1.3	At approximately 10.21 a.m. London time on 31 May 2023, CRO Info (a third-party search company) carried out a search of the filing history page of the Companies House on-line database in respect of the Company. At approximately 10.21 a.m. London time on 31 May 2023, CRO Info made an enquiry of the Insolvency and Companies List (formerly known as the Companies Court) in London in relation to the Company. At approximately 10.21 a.m. London time on 31 May 2023, CRO Info made an enquiry at The Gazette. The searches and the enquiries referred to above revealed that no order, petition or resolution for winding-up, no interim or final administration order and notice of the appointment of a receiver, administrative receiver or administrator has been filed at that time with respect to the Company and no moratorium pursuant to the Corporate Insolvency and Governance Act 2020 had been granted in respect of the Company.

This is a legal communication, not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be interpreted as, an invitation or inducement to any person to engage in any investment activity.

Greenberg Traurig, LLP is a limited liability partnership registered in England and Wales under number OC346053 and is regulated by the Solicitors Regulation Authority. The term shareholder is used to refer to a member of the LLP. A list of the members is open to inspection at the above address.

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2.	ASSUMPTIONS AND QUALIFICATIONs

2.1	For the purpose of giving this opinion, we have only examined and relied on those documents and searches and enquiries referred to in paragraphs 1.2 and 1.3 above. We have made no further enquiries concerning the Company or any other matter in connection with the giving of this opinion. We have made no enquiry, and express no opinion, as to any matter of fact. As to matters of fact which are material to this opinion, we have relied entirely and without further enquiry on statements made in the documents referred to above. We have not been responsible for investigating or verifying the accuracy of any facts or the reasonableness of any statement of opinion or intention contained in or relevant to any document.

2.2	The opinion set out in paragraph 3 is given on the basis of the examination and enquiries referred to above and are subject to the assumptions and the qualifications set out below. This opinion is strictly limited to the matters expressly stated in paragraph 3 and is not to be construed as extending by implication to any other matter. We express no opinion on any taxation matters and none is implied or may be inferred.

2.3	In giving this opinion we have assumed:

2.3.1	The genuineness of all signatures (including electronic signatures), seals and stamps.

2.3.2	That each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold.

2.3.3	The authenticity and completeness of all documents submitted to us as originals.

2.3.4	All documents dated earlier than the date of this opinion which we have reviewed remain accurate, complete and in full force and effect at the date of this opinion and the conformity with the original documents of all documents submitted to us as drafts or copies and the authenticity and completeness of all such original documents.

2.3.5	That any documents examined by us which are governed by the laws of any jurisdiction other than England and Wales are legal, valid and binding under the laws by which they are (and are expressed to be) governed.

2.3.6	That each of the statements contained in the Officer's Certificate is true on the date of the Officer's Certificate, as at the date hereof.

2.3.7	The board of directors of the Company have approved the adoption of, and the granting of awards under, the Plan and have approved or will approve the issue of the New Shares (the "Authorising Resolutions" and together with the Shareholders' Resolutions, the "Corporate Approvals") and that the Authorising Resolutions were duly passed or will be duly passed at properly convened meetings of directors of the Company. The correct procedure was or will be carried out at the board meetings, for example, there was a valid quorum and all relevant interests of directors were declared. The Authorising Resolutions have not been and will not be amended or rescinded and are and will be at the time of any issue of New Shares in full force and effect.

2.3.8	The Shareholders' Resolutions were duly passed at properly convened meetings of the shareholders of the Company. The correct procedure was carried out at the shareholders' meetings, for example, there was a valid quorum of shareholders entitled to vote. The Shareholders' Resolutions have not been and will not be amended or rescinded and are and will be at the time of any issue of New Shares in full force and effect.

Greenberg Traurig, LLP
www.gtlaw.com

2.3.9	That the directors of the Company have exercised, or will exercise, their powers in accordance with their duties under all applicable laws and the Articles and in respect of the performance of the Registration Statement, the Plan, the issuance of the New Shares and any actions contemplated by, or authority under, the Corporate Approvals.

2.3.10	That no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the matters contemplated by the performance of the actions to be carried out pursuant to, or any other aspect of the transactions contemplated by, the Registration Statement, the Plan, the issuance of the New Shares or the Corporate Approvals;

2.3.11	The information disclosed by the searches and enquiries referred to in paragraph 1.3 above is true, accurate and complete and up-to-date. There is no information which should have been disclosed by those searches and enquiries which has not been disclosed for any reason. However, those searches and enquiries cannot conclusively disclose whether or not an order, petition or resolution for winding-up, an interim or final administration order or a notice of appointment of a receiver, administrative receiver or administration has been made.

2.3.12	That the holders of awards granted under the terms of the Plan shall comply with all procedures set out in the Plan and/or any conditions attached to the exercise of such awards and the allotment of New Shares thereunder.

2.3.13	That, other than the filing of the return of the allotment of the New Shares to the Registrar of Companies in accordance with Section 555 of the Companies Act 2006 and the registration of the allottees thereof in the register of members of the Company, all consents, approvals, authorisations, notices, filings, recordations, publications and registrations, and the payment of any stamp duties or documentary taxes, that are necessary under any applicable laws or regulations in order to permit the performance of the actions to be carried out pursuant to the Registration Statement, the Plan, the issuance of the New Shares and the Corporate Approvals have been or will be duly made or obtained and are, or will be, in full force and effect.

2.3.14	That there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with.

2.3.15	That on each date on which any New Shares are allotted and issued the Company will have complied with the Articles and all applicable laws relevant to the allotment and issue of those New Shares and that on each such issue date the documents, and the results of the searches referred to above would not be rendered untrue, inaccurate, incomplete or out of date by reference to any subsequent facts, matters, circumstances of events.

2.3.16	That there is no fact, matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any document was entered into or a subsequent breach, release, waiver or variation of any right or provision) or additional document between some or all of the parties which would or might affect this opinion and which was not revealed to us by the documents examined or the searches and enquiries made by us in connection with the giving of this opinion.

2.3.17	The Company is able to pay its debts when due (within the meaning of the Insolvency Act 1986 (as amended)) at the time of issuing the New Shares and will not become unable to pay its debts when due as a result of entering into the Transaction, or is otherwise solvent as a matter of applicable law; (ii) no proceedings have been commenced or steps taken for the winding up of the Company or for the appointment of a receiver, trustee, manager, administrator or similar officer in respect of all or any assets of the Company or (iii) has not taken and no other person has taken analogous procedures or steps in any other jurisdiction.

Greenberg Traurig, LLP
www.gtlaw.com

2.3.18	All applicable provisions of the Financial Services and Markets Act 2000 (as amended) (the "FSMA") and all applicable regulations made under it including the rules, requirements, directions and guidance issued by the Financial Conduct Authority and/or the Prudential Regulation Authority have and will be complied with in respect of the issue of the New Shares.

2.3.19	No person has communicated or caused to be communicated, and no person will communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue, offer or sale of any New Shares other than in circumstances in which one of the exemptions set out in the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 applies.

2.3.20	That, at the time of the issuance of the New Shares: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will remain effective; (ii) no stop order of the SEC preventing or suspending the use of the prospectus described in the Registration Statement will have been issued; (iii) the prospectus described in the Registration Statement and any required prospectus supplement will have been delivered to the recipient of the Shares as required in accordance with applicable law; (iv) the Corporate Approvals will not have been modified or rescinded; (v) the Company will receive consideration for the issuance of the New Shares required by the Plan and that is at least equal to the par value of the Company's ordinary shares; (vi) all requirements of the Companies Act, the Articles and the Company's last registered certificate of incorporation on change of name will be complied with when the New Shares are issued; (vii) sufficient ordinary shares have been authorised for issuance under the Plan that have not otherwise been issued or reserved for issuance; and (viii) neither the issuance nor allotment of the New Shares will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

2.4	In relation to paragraph 1.3, it should be noted that this information may not be true, accurate, complete or up to date. In particular, but without limitation:

2.4.1	The searches and enquiries referred to in paragraph 1.3 are not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding up of a company;

(ii)	an administration order has been made; or

(iii)	an administrator, liquidator, receiver, administrative receiver or moratorium monitor has been appointed,

as notice of these matters may not be filed with Companies House or the Insolvency and Companies List immediately and, when filed, may not be entered on the public record of the relevant company immediately. In addition, that search is not capable of revealing whether or not a winding-up petition or an application for an administration order has been presented.

2.4.2	The searches and enquiries referred to in paragraph 1.3 relate only to a compulsory winding up and is not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding up has been presented, since details of the petition may not have been entered on the records of Companies House or the Insolvency and Companies List immediately or, in the case of a petition presented to the County Court, may not have been notified to the Insolvency and Companies List and entered on such records at all.

Greenberg Traurig, LLP
www.gtlaw.com

3.	OPINION

On the basis of the examination and enquiries referred to in paragraph 1, the assumptions and qualifications in paragraph 2 and subject to the formalities referred to above, the New Shares will, when the names of the holders of such New Shares are entered into the register of members of the Company and the Company has received the aggregate issue price in respect of any such New Shares in accordance issuance of the New Shares pursuant to the Plan, be validly issued and fully paid and no further amount may be called thereon.

4.	LAW AND RELIANCE

4.1	This opinion shall be governed by, and construed in accordance with, English law and relates only to English law as applied by the English courts as at today's date. This opinion is given as at today's date. We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in English law.

4.2	We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England. Furthermore, we express no opinion as to whether a foreign court (applying its own conflict rules) will act in accordance with the parties' agreement as to jurisdiction and/or choice of law.

4.3	This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

Yours faithfully

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

Greenberg Traurig, LLP
www.gtlaw.com